Exhibit 10.1

STRATEGIC GOVERNANCE AGREEMENT

This Strategic Governance Agreement (this “Agreement”), dated and effective as of March 5, 2026 (the “Effective Date”), is entered into by and among Sabre Corporation, a Delaware corporation (the “Company”), and the Persons identified as “Constellation Parties” on the signature pages hereto (each, a “Constellation Party,” and, collectively, the “Constellation Parties”).

WHEREAS, Constellation Software Inc., a diversified software company listed on the Toronto Stock Exchange (“Constellation Software”), has made a significant investment in the Company;

WHEREAS, representatives of the Company and of Constellation Software have engaged in discussions regarding the Company and potential opportunities to enhance stockholder value; and

WHEREAS, in connection with Constellation Software’s investment, the Company and the Constellation Parties desire to enter into an agreement providing the Constellation Parties representation on the Board of Directors of the Company (the “Board”) and addressing certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Constellation Parties agree as follows:

1. Board Matters.

(a) New Director. As promptly as practicable following the Effective Date, but in any event no later than 10 Business Days following the Effective Date, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint Damian McKay (the “New Director”) as a member of the Board with an initial term expiring at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”).

(b) Committees. Following his appointment to the Board and until the expiration of the Specified Period, the New Director shall be appointed to serve on the Technology Committee of the Board (subject to the New Director’s willingness to serve on such committee). Without limiting the foregoing, the Board shall, give the New Director the same due consideration for membership on any committee of the Board as any other independent director with similar relevant expertise and qualifications in accordance with its customary governance processes and, subject to Section 3(d), invite the New Director to attend all other committee meetings of the Board.

(c) Nomination. The Company agrees that it shall (i) nominate the New Director for election at the 2026 Annual Meeting, (ii) recommend that stockholders of the Company vote to elect the New Director at the 2026 Annual Meeting and (iii) use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of the New Director at the 2026 Annual Meeting, in each case in a manner consistent with its nomination, recommendation and support for the other director nominees of the Company.

(d) Company Policies.

(i) The parties acknowledge that the New Director, upon election or appointment to the Board, will (except as expressly contemplated by this Agreement) be governed by and required to comply with the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as all other non-management directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees as are applicable to all non-management directors of the Company. The Company agrees that, during the Specified Period, any changes to the Company Policies, or any new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby.

(ii) The Company agrees and acknowledges that, (A) subject to Section 3(b)(iii) below, no Company Policy shall apply to the Constellation Parties or their Affiliates as a result of the New Director or a Replacement Director’s appointment to, or service on, the Board, including Company Policies with respect to trading in the Company’s securities, as the Constellation Parties and their Affiliates (other than the New Director) are not directors or employees of the Company, and (B) no Company Policy shall be violated by the New Director or a Replacement Director receiving indemnification and/or reimbursement of expenses from the Constellation Parties in connection with his service or action as an employee of the Constellation Parties or their affiliates (and not in connection with his or her service or action as a director of the Company).

(e) Irrevocable Letter of Resignation. Concurrently with the New Director’s appointment to the Board and as a condition to the Company’s obligations under this Agreement, the New Director will execute and deliver an irrevocable letter of resignation (the “Resignation Letter”) in the form attached hereto as Exhibit B, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation. The Company’s obligations under this Section 1 shall terminate, and the Constellation Parties shall have no appointment or nomination or other rights under this Section 1, other than under Section 1(f), upon the effectiveness of any resignation by the New Director due the Board accepting the resignation of the New Director from the Board pursuant to the Resignation Letter.

(f) Replacement Director.

(i) Following the Effective Date and until the expiration of the Specified Period, if the New Director is unable or unwilling to serve as a director, or otherwise ceases to serve as a director, for any reason other than the Board determining to accept the Resignation Letter upon its effectiveness, and at such time the Constellation Parties and their Affiliates (A) satisfy the Minimum Ownership Threshold and (B) are not in breach of this Agreement, then the Constellation Parties shall have the right within 30 days of such New Director’s departure from the Board to recommend a substitute person to replace such New Director in accordance with, and subject to, this Section 1(f), and such substitute person may, at the Constellation Parties’ discretion, be an employee or Affiliate of the Constellation Parties.

(ii) Except as otherwise specified in this Agreement, if a replacement director (a “Replacement Director”) is appointed to the Board pursuant to this Section 1(f), all reference in this Agreement to the term “New Director” will include such Replacement Director, as applicable.

(iii) The appointment of any Replacement Director shall be subject to (A) the execution and delivery by such Replacement Director of (x) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of all new non-management Board members (including, for the avoidance of doubt, a customary background check, (y) a written acknowledgment that such Replacement Director agrees to be bound by all Company Policies and (z) the Resignation Letter in the form attached as Exhibit B hereto, (B) such Replacement Director qualifying as “independent” pursuant to SEC rules and regulations and applicable stock exchange listing standards, and (C) the Nominating and Governance Committee of the Board (the “Nominating Committee”) and the Board determining such Replacement Director to be reasonably acceptable (such acceptance not to be unreasonably withheld).

(iv) The Nominating Committee, acting reasonably and in good faith, shall make its determination and recommendation regarding whether any candidate for Replacement Director so qualifies pursuant to clauses (B) and (C) of Section 1(f)(iii) within 10 days after such candidate has submitted to the Company the documentation required by this Section 1(f). If the Nominating Committee does not accept a substitute person recommended by the Constellation Parties as a Replacement Director, then the Constellation Parties will have the right to recommend additional substitute person(s) whose appointment will be subject to the Nominating Committee recommending such person in accordance with the procedures described in this Section 1(f). Upon the recommendation of a candidate for Replacement Director by the Nominating Committee, the Board shall review and vote on the appointment of such candidate to the Board no later than five Business Days after the Nominating Committee’s recommendation of such candidate; provided, that if the Board does not approve and appoint such candidate for Replacement Director to the Board (such approval not to be unreasonably withheld), the Parties shall continue to follow the procedures described in this Section 1(f)(iv) until a Replacement Director is approved and appointed to the Board.

(g) Effective upon the appointment of the New Director, the Constellation Parties shall irrevocably withdraw, and shall be deemed to have (without any further action by the Constellation Parties or any other person being required) irrevocably withdrawn, the director nomination notice from the Constellation Parties dated January 23, 2026 (the “Nomination Notice”), and such Nomination Notice and the nomination(s) set forth therein shall be deemed null, void and without effect.

2. Additional Agreements.

(a) Non-Disparagement. Each of the Company and the Constellation Parties agrees that, during the Specified Period, each of the Company and each Constellation Party shall refrain from making, shall direct its respective Affiliates not to make or cause to be made, and shall not direct any other Third Party to make or cause to be made, any public statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders or impugns (i) in the case of any such statements or announcements by any of the Constellation Parties or its Affiliates: the Company and its Affiliates, and their respective business, operations or financial performance, officers, directors or any person who has in the past served or who following the date of this Agreement serves as a director or officer of the Company (in each case, in their capacity as such); and (ii) in the case of any such statements or announcements by the Company or its Affiliates: the Constellation Parties and their respective Affiliates and their respective business, operations or financial performance, officers, directors or any person who has in the past served or who following the date of this Agreement serves as a director or officer of the Constellation Parties (in each case, in their capacity as such), in the case of each of (i) and (ii) including (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such Person’s rights hereunder.

(b) Voting. During the Specified Period, each Constellation Party will cause all of the Common Stock that such Constellation Party or any of its Affiliates has the right to vote (or to direct the vote of), as of the applicable record date, to be present in Person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any annual meeting of stockholders of the Company or, if applicable, any other meeting or action by written consent of stockholders solicited by the Company or any Third Party during the Specified Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with recommendations by the Board with respect to any other proposals that may be the subject of stockholder action; provided, however, that the Constellation Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal (A) with respect to an Extraordinary Transaction or (B) that relates to the implementation of takeover defenses not in existence as of the date of the Agreement by the Company (for the avoidance of doubt, including any stockholder rights plan); provided, further, that, except with regard to the 2026 Annual Meeting, in the event that Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal (other than regarding the election or removal of directors), the Constellation Parties and their Affiliates shall be permitted to vote, or deliver, revoke or withhold consents, in accordance with any such recommendations by ISS or Glass Lewis on such proposal.

(c) Standstill. During the Specified Period, each Constellation Party will not, and will cause its respective Affiliates and Representatives acting on its behalf (collectively with the Constellation Parties, the “Restricted Persons”) not to, directly or indirectly, without the prior written consent or authorization of the Company or the Board:

(i) (A) acquire, offer or seek to acquire or agree to acquire, whether by private or open market purchase, a block trade, a tender or exchange offer or otherwise, alone or in concert with a Third Party, Beneficial Ownership of, or any economic interest in, any right to direct the voting or disposition of, or any other right with respect to any Ownership Interests in the Company (other than in connection with a broad-based market basket or index) if such acquisition, offer, agreement or transaction would result in the Constellation Parties (together with their Affiliates) having Beneficial Ownership of and/or economic exposure to (other than in connection with a broad-based market basket or index), in the aggregate, more than 15% of the Common Stock outstanding at such time; provided, that nothing herein shall prohibit or restrict the New Director from receiving any director compensation in connection with the New Director’s service on the Board, or (B) acquire, offer or seek to acquire or agree to acquire, by purchase or otherwise, alone or in concert with any Third Party, or direct any Third Party in the acquisition of indebtedness (or shares of preferred stock) outstanding under Debt Instruments of the Company;

(ii) Transfer, directly or indirectly, through swap or hedging transactions or otherwise, (A) any Ownership Interests in the Company to a Restricted Transferee in one or a series of related (x) private transactions and/or (y) other transactions where the purchaser in the Transfer is known following reasonable investigation to the Restricted Persons to be a Restricted Transferee (for the avoidance of doubt, the Restricted Persons will not be required to conduct any such investigation in connection with an open market sale transaction where the identity of the purchaser is not known); or (B) all or any portion of the voting rights of the underlying Common Stock held by the Restricted Persons to any Third Party decoupled from such underlying Common Stock;

(iii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or act or seek to act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof to be voted on by the stockholders of the Company, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board other than the New Director or (E) conduct a referendum of stockholders of the Company; provided, that nothing in this Agreement will prevent the Constellation Parties or their Affiliates from taking actions in furtherance of identifying any Replacement Director pursuant to Section 1(g), as applicable;

(iv) make any request for stock list materials or other books and records of the Company or any of its subsidiaries pursuant to Section 220 of the General Corporation Law of the State of Delaware or any other statutory or regulatory provisions providing for stockholder access to books and records, except, for the avoidance of doubt, in connection with any matter as to which any litigation, arbitration or other proceeding would be permitted pursuant to Section 2(c)(xii);

(v) engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents (other than with respect to the New Director in connection with the actions contemplated by Section 1(a));

(vi) make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any Extraordinary Transaction or enter into any discussions, negotiations, arrangements, understandings (whether written or oral) with any Person with respect thereto, in each case either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict any Restricted Person from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of the Company);

(vii) make any public proposal concerning the Company seeking to change the number or identity of directors of the Company, the Board committees and composition thereof, or the filling of any vacancies or newly created directorships on the Board other than as provided under Section 1 of this Agreement, any change in the capital allocation policy, dividend policy of the Company, any other change to the Board or the Company’s management or corporate governance structure or policy, or any waiver, amendment or modification to the Charter or the Bylaws or any Company Policies;

(viii) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum of stockholders relating to the Company, other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;

(ix) form, join or act in concert with any Group, with respect to any Voting Securities, other than a Group consisting solely of Constellation Parties;

(x) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Constellation Parties or Affiliates of the Constellation Parties or (C) granting proxies in solicitations approved by the Board;

(xi) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any equity security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that (A) includes, relates to, or derives any significant part of its value from a decline in the market price or value of the equity securities of the Company and (B) would, in the aggregate or individually, result in the Constellation Parties ceasing to have a “net long position” in equity securities of the Company;

(xii) institute, knowingly solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 8, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes and/or enforcing contractual rights that do not relate to the subject matter of this Agreement (including for the avoidance of doubt proceedings with respect to Debt Instruments of the Company held by the Constellation Parties or their Affiliates), (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(xiii) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or in a manner which would reasonably be expected to result in a public announcement or disclosure of such request or proposal; or

(xiv) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with, or knowingly encourage, assist, solicit, or seek to cause, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c).

Upon the public announcement by the Company of the entry into a definitive agreement with a Third Party providing for a transaction that would constitute an Extraordinary Transaction, this Section 2 shall terminate in its entirety on the second Business Day following delivery by the Constellation Parties to the Company of a written notice electing to terminate this Section 2 (a “Change of Control Termination Notice”) and, thereafter, the Restricted Persons and the Company and its Representatives, as applicable, shall not have any further obligations under this Section 2.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall (A) prohibit any Restricted Person from communicating privately with the Company’s directors, officers or Representatives, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Restricted Person or the Company; (B) limit the exercise by the New Director of such person’s fiduciary duties in such person’s capacity as a director of the Company, including voting as a director in any way on any matter; or (C) limit any Restricted Person from taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Restricted Person, provided that a breach by such a Restricted Person of this Agreement is not the cause of the applicable requirement.

(d) Stockholder Rights Agreement. The Company agrees that, within two Business Days after the Effective Date (the “Acceleration Date”), the Company shall take all necessary actions to amend that certain Rights Agreement, dated as of March 1, 2026, by and between the Company and Equiniti Trust Company, LLC (the “Rights Agreement”), such that the Final Expiration Date (as defined in the Rights Agreement) shall be accelerated to no later than the next immediate Business Day following the Acceleration Date, and that such amendment be made effective in accordance with the terms of the Rights Agreement. If, during the Specified

Period, a new stockholder rights agreement or similar provision setting forth ownership limitation(s) is adopted by the Board, the new plan shall not (i) require the Restricted Persons to divest any shares or (ii) prevent the Restricted Persons from further acquiring any securities of the Company, provided, in each case, that the Constellation Parties’ and their Affiliates’ Beneficial Ownership and economic exposure do not in the aggregate exceed the Beneficial Ownership and economic exposure limitation agreed to in Section 2(c) of this Agreement.

3. Information Sharing with Approved Constellation Persons.

(a) Non-Disclosure. Except as set forth in Section 3(b), the New Director hereby agrees that all Confidential Information shall not be disclosed to any Third Party and shall not be used for any purpose other than in connection with (i) the New Director’s duties as a director of the Company and (ii) evaluating or monitoring the Constellation Parties’ investment in the Company.

(b) Permitted Disclosures.

(i) Notwithstanding the foregoing and subject to Section 3(d), the New Director may, if such person wishes to do so, provide Confidential Information to Approved Constellation Persons; provided, however, that the Constellation Parties shall (A) inform each Approved Constellation Person of the confidential nature of the Confidential Information and (B) cause each Approved Constellation Person not to disclose any Confidential Information to any Person other than to Approved Constellation Persons in accordance with this Section 3 and not to use any Confidential Information other than in connection with (x) the New Director’s duties as a director of the Company and (y) evaluating or monitoring the Constellation Parties’ investment in the Company. The Constellation Parties shall be jointly and severally responsible for any breach of this Section 3 by an Approved Constellation Person or any other Person who receives Confidential Information from the New Director hereunder.

(ii) If the Constellation Parties or any Approved Constellation Person is (A) legally compelled, by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process, to disclose any Confidential Information or (B) determines (on the advice of legal counsel) that it is required by law or regulation to disclose any Confidential Information, prior to making such disclosure, the Constellation Parties must, to the extent practicable and legally permissible, (x) promptly notify the Company of the circumstances surrounding such requirement or request and (y) reasonably cooperate with the Company, at the Company’s sole expense, in any reasonable attempt it may make to obtain a protective order, other appropriate remedy, or an appropriate assurance that confidential treatment will be afforded to its Confidential Information. If a protective order or other appropriate remedy or assurance is not obtained, the Constellation Parties agree to only disclose (or cause to be disclosed, as applicable) that portion of the Confidential Information that is legally required to be disclosed (on the advice of legal counsel). Notwithstanding anything to the contrary in this Agreement, Confidential Information may be disclosed in response to a routine audit, examination or request from a regulatory or self-regulatory authority or bank examiner, without providing notice or otherwise having to comply with any of the foregoing provisions of this Section 3(b)(ii), so long as such audit, examination or request is not directed at the Company or the Confidential Information. For the purposes of this Agreement, the Constellation Parties agree that none of them shall be deemed to be legally required to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, the Constellation Parties, any of their respective Affiliates or any Group of which any Constellation Party is a member (1) would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company or any Debt Instruments of the Company or (2) would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder. Neither the Constellation Parties nor any of their respective Affiliates or any Group of which any Constellation Party is a member will file any Schedule 13D or other filing pursuant to applicable securities laws, or otherwise make any public statement, disclosing any of the Confidential Information.

(iii) Each Constellation Party hereby acknowledges that it is aware, and shall advise each of the Approved Constellation Persons who receive Confidential Information pursuant to this Section 3(b), that (A) the Confidential Information being furnished to the Approved Constellation Persons may contain material, non-public information concerning the Company and (B) the United States securities laws, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder prohibit any Person that has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. During the Specified Period, the Company shall provide the Constellation Parties with at least two Business Days’ advance written notice of each opening and expiration of each blackout period, and the Constellation Parties shall not purchase or sell, directly or indirectly, any securities of the Company during any blackout periods applicable to all directors under the Company’s insider trading policy, as amended from time to time.

(c) Return/Destruction. Following the expiration of the Specified Period, upon written request of the Company, the Constellation Parties agree to (and agree to cause the Approved Constellation Persons to, if applicable) (i) promptly (and in any event within ten Business Days of such expiration) return or destroy, in the Company’s sole discretion (and upon request by the Company, confirm in writing such return or destruction to the Company) all Confidential Information of the Company and its Affiliates in their possession (including, for the avoidance of doubt, that portion of any documents, materials and other items that contain Confidential Information), (ii) not to retain any copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such written material, and (iii) to destroy all computer records, documents, memoranda, notes and other writings prepared by the New Director or an Approved Constellation Person that contain the Confidential Information of the Company or any of its Affiliates; provided, however, that Constellation Software and the Approved Constellation Persons shall be entitled to retain copies of all such Confidential Information in restricted access legal files or pursuant to automatic electronic archiving and back-up procedures or pursuant to Constellation Software’s document retention policies; provided, that the Constellation Parties and the Approved Constellation Persons shall be subject to the confidentiality obligations of this Section 3 with respect to such retained Confidential Information for the period set forth in Section 3(f).

(d) Potential Conflicts of Interest.

(i) It is understood and agreed that the Company may, in its sole discretion, from time to time, on the advice of legal counsel, determine that disclosure of certain of its competitively sensitive Confidential Information by the New Director to Constellation Software or the Approved Constellation Persons can reasonably be expected to have adverse consequences to its business or under applicable law. In each such case, the Company may cause, in its sole discretion, (A) such competitively sensitive Confidential Information to be made available by the New Director to Constellation Software or the Approved Constellation Persons only in accordance with additional procedures mutually agreed by the New Director, and the Company in writing to permit disclosure of such competitively sensitive Confidential Information in an appropriate manner, or (B) the New Director to withhold sharing such competitively sensitive Confidential Information with Constellation Software or the Approved Constellation Persons, and the New Director shall not share such competitively sensitive Confidential Information with Constellation Software or such Approved Constellation Persons. Notwithstanding anything in this Agreement to the contrary, the New Director shall not utilize the Company’s competitively sensitive Confidential Information in providing guidance to or acting on behalf of Constellation Software, its Affiliates or the Approved Constellation Persons in a manner that is detrimental to the Company. For purposes of this Section 3(d), “competitively sensitive Confidential Information” shall mean any non-public information the disclosure of which would reasonably be expected to (x) lessen competition or (y) violate applicable competition/anti-trust laws, including information concerning or reflecting (1) the Company’s current or future prices, pricing plans or pricing strategies (including per-product margins, discounts, rebates and other price terms) of the Company’s products and services or future product plans, (2) detailed sales by customer or customer contract terms, (3) detailed purchases by vendor or vendor contract terms, (4) detailed individual employee compensation and benefits, (5) material non-public information on trademarks, patents, trade secrets, and research and development, (6) the Company’s strategy or business plans to compete with any Scheduled Entity, or (7) the Company’s strategy or potential strategy with respect to any contemplated transaction, collaboration or investment involving any Scheduled Entity.

(ii) The Constellation Parties agree that the Board or any committee thereof, for the purposes of fulfilling the discharge of its fiduciary duties upon the advice of its legal counsel, may, upon the advice of its legal counsel, in its sole discretion, recuse the New Director from any Board or committee meeting (or applicable portion thereof) at which the Board or any such committee is evaluating and/or taking action with respect to (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (B) any transaction or investment with, by or proposed by (i) the Constellation Parties, their Affiliates or Associates involving the Company or (ii) any Scheduled Entity, or (C) any other business activities, in each case, that the Company determines upon the advice of its legal counsel, would create a conflict of interest for the New Director. The Board or such committee, as applicable, may withhold from the New Director any material distributed to the directors solely to the extent it directly relates to the subject matter giving rise to that recusal under clauses (A), (B) or (C) above.

(iii) Constellation Software shall provide the Company with written notice within five Business Days of the date on which any Constellation Party or any Affiliate thereof enters into a Competitive Transaction. The Company agrees that is shall, and shall cause its Representatives to, keep such information strictly confidential unless and until such time as it is publicly disclosed by any Constellation Party or Affiliate thereof.

(e) Privileged Information. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to cause the New Director to withhold sharing any Confidential Information with Constellation Software or the Approved Constellation Persons, and the New Director shall not share such Confidential Information, as is reasonably determined by the Company upon the advice of legal counsel to be necessary to protect the Company’s attorney-client or other legal and professional privileges.

(f) Survival. Subject to Section 3(c), the confidentiality, use and other obligations under this Section 3 shall terminate 18 months after the expiration of the Specified Period; provided, that Constellation Software shall, and shall cause any Approved Constellation Persons in possession of Confidential Information to, maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a “trade secret” of the Company or any of its subsidiaries, joint ventures or other Affiliates, as defined under 18 U.S.C. § 1839(3); provided, that the Company shall identify any such information that constitutes a “trade secret” as defined under 18 U.S.C. § 1839(3) when sharing such information with the New Director.

4. Public Announcement. Not later than 10:00 p.m. Eastern Time on March 5, 2026, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). The Company shall file with the SEC a Current Report on Form 8-K disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Constellation Parties and their counsel with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Constellation Parties and their Representatives. The Company acknowledges and agrees that the Constellation Parties may file this Agreement as an exhibit to a Schedule 13D or any amendment thereto, as applicable, disclosing their entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto (such Schedule 13D or amendment thereto disclosing the entry into this Agreement, the “Constellation 13D”). The Company shall be given a reasonable opportunity to review and comment on the Constellation 13D during the Specified Period, and the Constellation Parties shall consider any timely comments of the Company and their Representatives. Neither of the Company or any of its Affiliates nor the Constellation Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

5. Representations and Warranties of the Company. The Company represents and warrants to the Constellation Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any material breach or violation of or constitute a material default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. Representations and Warranties of the Constellation Parties. Each Constellation Party represents and warrants to the Company as follows: (a) such Constellation Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Constellation Party, constitutes a valid and binding obligation and agreement of such Constellation Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Constellation Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Constellation Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Constellation Party, or (ii) result in any material breach or violation of or constitute a material default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Constellation Party is a party or by which it is bound; (d) except as set forth in Section 2(b), no Constellation Party has entered into any voting agreement or commitment with any Person the effect of which would violate this Agreement; and (e) except as set forth on Schedule I to this Agreement, (x) each Constellation Party Beneficially Owns such Constellation Party’s Voting Securities as set forth on Schedule I free and clear of any proxy or voting restrictions (other than any restrictions created by this Agreement), and (y) neither the Constellation Parties nor any of their respective Affiliates Beneficially Own or have any economic exposure to any Voting Securities or Debt Instruments of the Company. The Constellation Parties will apprise the Company within two Business Days of the date when they cease to satisfy the Minimum Ownership Threshold.

7. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one Business Day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:

Sabre Corporation

3150 Sabre Drive

South Lake, TX 76092

Attention:   Executive Vice President and Chief Legal Officer

Email:     Rochelle.Boas@sabre.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:   Daniel Wolf, P.C.

       Shaun J. Mathew, P.C.

       Evan Johnson

Email:     daniel.wolf@kirkland.com

       shaun.mathew@kirkland.com

       evan.johnson@kirkland.com

if to the Constellation Parties:

Constellation Software Inc.

66 Wellington Street West, Suite 5300, TD Bank

Tower, Toronto, Ontario, Canada M5K 1E6

Attention:   Mark Dennison

       Dan Baum

Email:    mdennison@csisoftware.com

       dbaum@velasw.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:   Andrew Freedman

       Ian Engoron

Email:     afreedman@olshanlaw.com

       iengoron@olshanlaw.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the Constellation Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Constellation Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, the Company and each Constellation Party agrees: (1) the non-breaching party will be entitled to injunctive and other equitable relief to prevent any such breach, without proof of actual damages; and (2) the breaching party will not plead in defense thereto that there would be an adequate remedy at law.

(b) This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction.

(c) In the event any dispute arises out of or relates to this Agreement or the transactions contemplated hereby, the Company and each Constellation Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, the other state or federal courts located in the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(d) EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NO PARTY HERETO SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

9. Affiliate Breaches. Each of the Constellation Parties agrees to cause its and their Affiliates and Representatives to comply with the terms of this Agreement applicable to such Affiliates and Representatives, respectively, and shall be responsible for any breach of the terms of this Agreement applicable to such Affiliates or Representatives, respectively. A breach of the terms of this Agreement applicable to an Affiliate or Representative of any Constellation Party, if such Affiliate or Representative is not a party hereto, shall be deemed to occur if such Affiliate or Representative engages in conduct that would constitute a breach of the terms of this Agreement applicable to such Affiliate or Representative, respectively, if such Affiliate or Representative were a party hereto.

10. Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Termination. This Agreement will terminate upon the expiration of the Specified Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 3 and 7 to 18 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12. Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

13. Counterparts. This Agreement may be executed in one or more counterparts, including via electronic signature (which shall, for the avoidance of doubt, include via DocuSign or similar platform), each of which will be deemed to be an original copy of this Agreement.

14. No Third-Party Beneficiaries; Successors and Assigns. This Agreement is solely for the benefit of the Company and the Constellation Parties and is not enforceable by any other Persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each of the Company and the Constellation Parties.

15. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Constellation Parties.

17. Interpretation and Construction. The Company and each Constellation Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Constellation Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

18. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Activist Investor” means any Person with a known history of activism or any publicly disclosed Affiliate of such Person.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person, and the term “control” (including the terms “controlled by” and “under common control with”) when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Constellation Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a Person shall not include any entity solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity; provided, further, that with respect to the Constellation Parties, “Affiliates” shall not include any portfolio operating company unless such portfolio operating company is acting at the direction of the Constellation Parties or any of their Affiliates to engage in conduct that is prohibited by this Agreement.

“Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Approved Constellation Person” means Constellation Software or any of its Representatives to the extent acting on behalf of or under the direction of Constellation Software who are acting in their capacity as such and who need to know Confidential Information in connection with (i) the New Director’s duties as a director of the Company and (ii) evaluating or monitoring the Constellation Parties’ investment in the Company; provided that, for the avoidance of doubt, “Approved Constellation Persons” shall not include any of Constellation Software’s subsidiaries or Affiliates, or any of their respective Representatives (other than (x) the New Director, (y) any investment, financial or legal professionals employed by the Constellation Parties or their Affiliates who are (1) assisting the New Director with his duties as a director of the Company and (2) monitoring, evaluating, assisting with or responsible for the Constellation Parties’ investment in the Company and (z) Constellation Canadian Holdings Inc.).

“Beneficial Owner” and “Beneficially Own” have the same meanings as set forth in Rule 13d-3 promulgated under the Exchange Act, except that a Person will also be deemed to be the Beneficial Owner of all shares of the Company’s capital stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such Person or any of such Person’s Affiliates has or shares the right to vote or dispose.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Bylaws” means the Eighth Amended and Restated Bylaws of the Company, as amended, supplemented or otherwise modified from time to time.

“Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended, supplemented or otherwise modified from time to time.

“Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Competitive Transaction” means (x) any of the following transactions or series of transactions undertaken by any of the Constellation Parties or their respective Affiliates: (A) any tender offer, exchange offer, sale, merger, consolidation, acquisition, joint venture, business combination, recapitalization, restructuring, liquidation, dissolution, or similar extraordinary transaction involving a Scheduled Entity or the sale of all or substantially all assets (including its subsidiaries and joint ventures or any of their respective securities or assets) of a Scheduled Entity, (B) any acquisition of Ownership Interests in any Scheduled Entity if such acquisition would result in such Constellation Party having in the aggregate Beneficial Ownership of and/or economic exposure to at least 15% of the Ownership Interests of such Scheduled Entity, or (C) an acquisition or licensing, in whole or in part, of any intellectual property or intellectual property rights of any Scheduled Entity, or (y) any Representative of any of the Constellation Parties or their respective Affiliates is appointed to the board of directors or similar managing or governing body of, or to any role in which such Representative would have power to direct or cause the direction of the management and policies of, any Scheduled Entity, provided, that a role at an Affiliate of Constellation Software shall not, in and of itself, constitute a role in which such Representative would have power to direct or cause the direction of the management and policies of a Scheduled Entity unless such Representative is appointed to the governing body, executive committee, management committee, or similar, of such Scheduled Entity or is granted direct decision-making authority specific to the management and policies of such Scheduled Entity and provided, further, that “Competitive Transaction” shall not include (i) customary, non-exclusive, non-discriminatory licenses of intellectual property or software in the ordinary course, or (ii) arms’-length commercial supply or resale arrangements entered in the ordinary course.

“Confidential Information” means (x) any and all confidential, proprietary and/or non-public information regarding the Company, its subsidiaries or its Affiliates communicated in writing, orally, by electronic or magnetic or any other media, by visual observation or by any other means, on or after the date of this Agreement, whether or not labeled as confidential, which is disclosed or otherwise provided by, or on behalf of, the Company, its subsidiaries or its Affiliates, to the New Director (including any such information that relates to the Company’s or its subsidiaries’ or Affiliates’ current, planned or proposed products, marketing and business plans, methods of doing business, forecasts, projections and analyses, financial information, and joint venture, vendor and customer information) and (y) that portion of any notes, reports, analyses, compilations, studies, interpretations or other materials, whether prepared by the New Director and/or an Approved Constellation Person, that contain or reflect any information described by the foregoing clause (x); provided, however, that Confidential Information shall not include any information that (A) is in the possession of the New Director and/or an Approved Constellation Person or the Constellation Parties or their Affiliates or its or their respective Representatives on a non-confidential basis at the time of disclosure (other than as a result of the New Director’s service on the Board (excluding as a result of any action or omission of the New Director); (B) prior to or after the time of disclosure becomes generally available or known to the public, not as a result of any action or omission of the New Director and/or an Approved Constellation Person in violation of this Agreement; (C) is obtained by the New Director an Approved Constellation Person or any of their respective Representatives on a non-confidential basis from a source other than the Company, its subsidiaries, its Affiliates or any of their respective Representatives, which source is not known following reasonable investigation by the New Director or an Approved Constellation Person, as applicable, to be bound by obligations of confidentiality to the Company or any other Person with respect to such information; or (D) was independently developed by the New Director or an Approved Constellation Person or the Constellation Parties or their Affiliates or its or their respective Representatives, as applicable, without use of or reference to the Confidential Information.

“Debt Instruments” means, with respect to any Person, (x) any obligations of such Person or any of its subsidiaries, joint ventures or other Affiliates, whether evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet of such Person in accordance with generally accepted accounting principles in the United States and (y) any mandatorily redeemable preferred stock or similar equity securities ranking senior in priority to the common stock or equivalent equity interests issued by such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Extraordinary Transaction” means any tender offer, exchange offer, sale, merger, consolidation, acquisition, joint venture, business combination, recapitalization, restructuring, liquidation, dissolution, or similar extraordinary transaction that, in each case, results in the change of control of the Company (as such term is commonly understood) or the sale of all or substantially all of its assets (including its subsidiaries and joint ventures or any of their respective securities or assets).

“Group” means a “group” as defined under Section 13(d)(3) of the Exchange Act.

“Initial Trigger Date” means the date that is the earlier of (A) 30 days prior to the director nomination deadline for the 2027 Annual Meeting as determined pursuant to Section 2.16 of the Bylaws and (B) the date that is 120 days prior to the first anniversary of the 2026 Annual Meeting.

“Minimum Ownership Threshold” means, at any given time, four percent of the then-outstanding shares of Common Stock.

“Ownership Interests” means, with respect to any Person, (x) any Voting Securities of such Person, (y) any rights, warrants or options to acquire, or securities convertible into or exchangeable for, any equity securities of such Person, or (z) any derivative, swap or other transaction or series of transactions, the purpose or effect of which is to provide economic risk similar to ownership of equity securities of such Person.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Representatives” means a party, its Affiliates and such party’s and Affiliates’ directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives.

“Restricted Transferee” means L6 Holdings Inc. and its Affiliates, Pinetree Capital Ltd. and its Affiliates, any Activist Investor or any Transferee that the Constellation Parties or any of their Affiliates know, after reasonable inquiry, that, after giving effect to a proposed Transfer, would Beneficially Own greater than five percent of the then-outstanding Voting Securities, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism.

“Scheduled Entity” means any entity set forth on Schedule II to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Specified Period” means the period commencing on the Effective Date and ending on the later of (x) the Initial Trigger Date and (y) ten days after the date on which the New Director ceases to serve on the Board and the Constellation Parties waive in writing their right to appoint a Replacement Director pursuant to Section 1(f).

“Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.

“Transfer” means any direct or indirect offer, sale, transfer, assignment, pledge, encumbrance, loan, hypothecation, or other disposition of or transfer, either voluntarily or involuntarily (by the operation of law, change of control, “upstairs” transfer or otherwise), or any contract, option or other agreement providing for the sale, transfer, assignment, pledge, encumbrance, loan, hypothecation, or other disposition or transfer (by the operation of law or otherwise). The term “Transferee” means any Person or Group of Persons that acquires any securities of the Company by Transfer from another Person.

“Voting Securities” means, with respect to any Person, the common stock of such Person and any other securities of such Person entitled to vote (including in the election of directors).

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

CONSTELLATION PARTIES:

CONSTELLATION CANADIAN HOLDINGS INC.

By:	/s/ Jamal Baksh
Name:	Jamal Baksh
Title:	Director

CONSTELLATION SOFTWARE INC.

By:	/s/ Jamal Baksh
Name:	Jamal Baksh
Title:	Director

COMPANY:

SABRE CORPORATION

By:	/s/ Rochelle Boas
Name:	Rochelle Boas
Title:	Executive Vice President and Chief Legal Officer

[Signature Page to Strategic Governance Agreement]

Schedule I

Beneficial Ownership and/or Economic Exposure of the Constellation Parties

Constellation Party	Beneficial Ownership and/or Economic Exposure (Number of Voting Securities and/or Debt Instruments of the Company)
Constellation Canadian Holdings Inc.	Beneficial Ownership: 50,157,523 Economic Exposure: 0
Constellation Software Inc.	Beneficial Ownership: 50,157,523 Economic Exposure: 0

Exhibit A

Form of Press Release

[Attached]

Exhibit B

Form of Irrevocable Resignation Letter

[•], 2026

Sabre Corporation

3150 Sabre Drive

South Lake, TX 76092

RE:	Resignation from the Board of Directors

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to the terms of that certain Strategic Governance Agreement (the “Agreement”), dated as of the date hereof, by and among the Constellation Parties (as defined therein) and Sabre Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

During the Specified Period, effective upon, and subject to, such time as (1) the Constellation Parties and their Affiliates Beneficially Own less than the Minimum Ownership Threshold, (2) the Constellation Parties acquire control of, or all or a majority of the securities, businesses, employees or assets of, any Scheduled Entity, (3) I am appointed to the board of directors governing body, executive committee, management committee, or similar, of such Scheduled Entity or am granted a role conferring direct decision-making authority specific to the management and policies of, any Scheduled Entity, (4) any member of the Constellation Parties is in material breach of the Agreement that is not cured upon 10 Business Days’ written notice by the Company to the Constellation Parties of such breach, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of such notice period, or (5) the delivery of a Change of Control Termination Notice by any Constellation Party pursuant to Section 2(c) of the Agreement, I hereby irrevocably offer to resign from my position as a director of the Company and from any and all committees of the Board on which I serve. It shall be in the Board’s sole discretion whether to accept or reject such resignation.

This resignation letter may not be withdrawn or otherwise modified by me at any time during which it is effective.

Sincerely,

[New Director]

23